UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Proposed Changes to the Money Market ProFund

Background

The Securities and Exchange Commission (“SEC”) has adopted new rules related to the operation of money market funds which are scheduled to go into effect in 2016. As a result, the board of trustees of the Money Market ProFund (the “Fund”) is seeking shareholder approval of proposed changes to the management and operation of the Fund. Please see the Q&A below for a summary of these changes.

Q&A

Q.	How do the new SEC rules impact the operation of the Fund?

A. Currently, the Fund invests substantially all of its assets in the Cash Management Portfolio (the “Portfolio”), a separate registered investment company. The Fund and the Portfolio each operate as a prime institutional money market fund. Once the new SEC rules become effective, the Fund would not be able to maintain a stable $1.00 NAV and the Fund and the Portfolio would not be able to operate as they do today.

As a result, the Fund’s and the Portfolio’s boards of trustees each believe it is in the best interest of Fund and Portfolio shareholders to operate the Fund and the Portfolio as a “government money market fund.” This would allow the Fund to continue to invest in the Portfolio as it does today, though both the Fund and the Portfolio would need to change their existing investment policies to comply with the rules applicable to government money market funds. Under the new SEC rules, a government money market fund must invest at least 99.5% of its total assets in cash, government securities and/or repurchase agreements that are collateralized fully by cash items and government securities.

The Fund’s board of trustees recommends that shareholders approve changes to the investment policies of the Fund and Portfolio so that each will be able to operate as a government money market fund.

Q.	What has to happen for these changes to take effect?

A. Shareholders of the Fund and the Portfolio must approve these changes before they can take effect. Specifically, shareholders of the Fund must approve changes to the Fund’s fundamental investment policy relating to concentration so that it can operate as a government money market fund. Shareholders of the Portfolio must also approve similar changes to the Portfolio’s concentration policy.

Shareholders of record as of October 7, 2015 are being asked to vote on these matters and will receive an information package and proxy card describing these matters in more detail. Shareholders should read the information package carefully and vote their shares as described in the information package.

Q.	What is the potential impact of these changes?

A. Among other things, because the yields on government securities are generally lower than the yields on comparable non-government securities, each of the Fund’s and Portfolio’s yield may decrease as more of the Portfolio’s assets are invested in government securities.

Q.	When will the conversion be effective?

A. If shareholders of the Fund and Portfolio approve the changes, the conversion is expected to take effect on or about May 2, 2016.

If approved by shareholders, the Portfolio will begin to gradually implement changes to its investments. The Portfolio intends to gradually allocate a larger percentage of its assets to government securities over time until it reaches its new allocation on or about May 2, 2016.

Q.	When will the votes be tallied?

A. The votes will be tallied at the Special Meeting of Fund Shareholders, which will take place in New York on December 21, 2015 at 2:00 p.m. (Eastern Time).

Q.	Whom should I call for additional information or if I have questions?

A. Please call Computershare Fund Services, Inc., the Fund’s proxy solicitor, at 1-866-905-8143.